Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE

Bristow Group Announces Consent Solicitation for

its 8.75% Senior Secured Notes due 2023

HOUSTON, November 13, 2018 — Bristow Group Inc. (NYSE: BRS) (the “Company”) announced today that it is soliciting consents (the “Consent Solicitation”) from holders (the “Holders”) of its outstanding 8.75% Senior Secured Notes due 2023 (the “Notes”) as of 5:00 p.m. New York City time, on November 12, 2018 (the “Record Date”) to effect an amendment to the indenture governing the Notes (the “Indenture”), as described below, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated November 13, 2018 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”). The Consent Solicitation will expire at 5:00 p.m. New York City time, on November 21, 2018 (such time and date, as the same may be extended by the Company from time to time, the “Expiration Date”).

Certain details regarding the Consent Solicitation are set forth in the table below.

Title of Security	CUSIP No.	ISIN No.	Outstanding Principal Amount	Consent Payment(1)
8.75% Senior Secured Notes due 2023	110394 AG8 (144A) U1104M AB7 (Reg. S)	US110394AG86 (144A) USU1104MAB73 (Reg. S)	$350,000,000	At least $5.00

(1)

The Consent Payment (as defined herein) for the Consent Solicitation for the Notes is an amount, per $1,000 principal amount of Notes for which a Holder has validly delivered (on or prior to the Expiration Date) and not validly revoked its consent, equal to the product of $5.00 multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding at the Expiration Date and the denominator of which is the aggregate principal amount of Notes for which the Holders have validly delivered and not validly revoked consents. As a result, the Consent Payment will range from $5.00 per $1,000 (if all Holders consent) to approximately $10.00 per $1,000 (if Holders of only a majority of the aggregate principal amount of the then-outstanding Notes consent). Holders who validly deliver (and do not validly revoke) their consents on or prior to the Expiration Date shall receive the Consent Payment, subject to the terms and conditions set forth herein.

As previously announced, on November 9, 2018, the Company and a newly formed wholly owned subsidiary of the Company (the “Purchaser”) that has been designated as an Unrestricted Subsidiary (as defined herein) entered into a Stock Purchase Agreement for the acquisition of Columbia Helicopters, Inc. (“Columbia”) for $560,000,000 (the “Acquisition”). The completion of the Acquisition is subject to the satisfaction of certain conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, certain additional conditions relating to regulatory matters, the receipt of certain designated consents and other customary closing conditions.

In connection with the Acquisition, on November 9, 2018, the Company and the Purchaser entered into (i) a commitment letter providing for a fully committed $360,000,000 senior secured increasing rate bridge loan facility (the “Bridge Loan Facility”) with Jefferies Finance LLC and (ii) a commitment letter with certain private investors (collectively, the “Note Purchasers”), whereby the Company has agreed to issue in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and the Note Purchasers have agreed to purchase, a new series of convertible senior secured notes of the Company (the “Convertible Notes”), which will be secured by a pledge of the common stock of Columbia held by the Company. Columbia will be the Company’s Unrestricted Subsidiary. The Company is commencing this Consent Solicitation in connection with the conditions to the commitments pursuant to the Bridge Loan Facility and to the closing of the issuance of the Convertible Notes, which include, among other things, the receipt of the Requisite Consents.

The purpose of the Consent Solicitation is to revise the definition of “Excluded Assets” in the Indenture to include any proceeds, products, substitutions or replacements of Equity Interests (as defined in the Indenture) in Unrestricted Subsidiaries (as defined in the Indenture) (the “Proposed Amendment”). Accordingly, the Proposed Amendment would clarify that the collateral securing the Notes does not include proceeds (which includes dividends), products, substitutions and replacements of Equity Interests in Unrestricted Subsidiaries, such as Columbia. The Proposed Amendment would thus make it clear that the explicit pledge of all proceeds, products, substitutions and replacements of our Equity Interests in Columbia to secure the Convertible Notes would not result in a breach of the Indenture. The Proposed Amendment would explicitly exclude from the collateral securing the Notes those proceeds, products, substitutions and replacements of Equity Interests in Unrestricted Subsidiaries, such as Columbia, for so long as they are pledged to secure Bristow’s other indebtedness and that pledge is not released; following any such release, any such proceeds, products, substitutions and replacements would be classified as either collateral securing the Notes or not, depending on whether they would independently constitute “Excluded Assets.”

If the Company receives the Requisite Consents, the Company will make an aggregate cash payment (the “Consent Payment”), substantially concurrently with the closing of the Acquisition (the “Closing”), equal to $1,750,000, to be shared by all consenting Holders in the event that Holders of at least a majority of the outstanding aggregate principal amount of Notes consent (the “Requisite Consents”) and the other conditions applicable to the Consent Solicitation are satisfied. Holders as of the Record Date providing consents after the Expiration Date will not receive the Consent Payment. The Consent Payment is an amount, per $1,000 principal amount of Notes for which a Holder has validly delivered (on or prior to the Expiration Date) and not validly revoked its consent, equal to the product of $5.00 multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding at the Expiration Date and the denominator of which is the aggregate principal amount of Notes for which the Holders have validly delivered and not validly revoked consents. As a result, the Consent Payment for the Notes will range from $5.00 per $1,000 (if all Holders consent) to approximately $10.00 per $1,000 (if Holders of only a majority of the aggregate principal amount of the then-outstanding Notes consent).

The Company and the guarantors of the Notes intend to execute a supplemental indenture to effect the Proposed Amendment (the “Supplemental Indenture”) promptly upon the Company accepting the Requisite Consents (which may occur prior to the Expiration Date); however, the Proposed Amendment will not become operative until the payment of the Consent Payment, which will be made substantially concurrently with the Closing. If the Consent Payment is not paid pursuant to the Consent Solicitation, the Proposed Amendment will be deemed to be revoked retroactively to the date of the Supplemental Indenture.

The Consent Solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement. The Company may, in its sole discretion, terminate, extend or amend the Consent Solicitation at any time as described in the Consent Solicitation Statement.

Ipreo LLC will act as the Information and Tabulation Agent for the Consent Solicitation. Questions or requests for assistance related to the Consent Solicitation or for additional copies of the Consent Solicitation Statement and other related documents may be directed to Ipreo LLC at (212) 849-3880 (banks and brokers) and (888) 593-9546 (all others, toll free). Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation. Holders are urged to review the Consent Solicitation Statement for the detailed terms of the Consent Solicitation and the procedures for consenting to the Proposed Amendment. The Company has retained Jefferies as solicitation agent with respect to the Consent Solicitation. Questions concerning the terms of the Consent Solicitation should be directed to Jefferies at (888) 708-5831 (toll-free within the U.S.) or (203) 708-6574; (212) 284-4611; or (203) 708-5967 (direct) or by email to jpalen@jefferies.com; jhix@jefferies.com; or atretner@jefferies.com.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance, to government and civil organizations worldwide. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Without limiting the generality of the foregoing, such forward-looking statements include statements regarding expectations regarding the Acquisition, the financings in connection with the Acquisition, the Consent Solicitation, including the timing thereof and the amount of the Consent Payment in connection therewith, the Proposed Amendment and the Supplemental Indenture. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

Linda McNeill

Investor Relations

(713) 267-7622

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